Exhibit 99.1
Twitter Q2 2021 Shareholder Letter
San Francisco, CA
July 22, 2021
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year over year unless otherwise indicated. The sum of individual metrics may not always equal total amounts indicated due to rounding.
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Highlights
•Q2 was a strong quarter with total revenue of $1.19 billion, up 74% year over year, reflecting better-than-expected performance across all major products and geographies. Strong revenue performance also drove better-than-expected profitability, with GAAP operating income of $30 million and GAAP operating margin of 3%.
•Average monetizable DAU (mDAU) reached 206 million, up 11% year over year and up 7 million sequentially, driven by ongoing product improvements and global conversation around current events.
•We continued to improve our brand and direct response ad products with updated formats, measurement, and prediction. Revenue product improvements, strong sales execution, and a broad increase in advertiser demand contributed to 87% year-over-year growth in ad revenue in Q2.

Q2 was a strong quarter with total revenue of $1.19 billion, up 74% year over year, reflecting better-than-expected performance across all major products and geographies. Strong revenue performance also drove better-than-expected profitability, with GAAP operating income of $30 million and GAAP operating margin of 3%.

Total revenue was $1.19 billion in Q2, an increase of 74%, or 72% on a constant currency basis. Total US revenue was $653 million, an increase of 79%. Total international revenue was $537 million, an increase of 69%, or 64% on a constant currency basis. Japan remains our second largest market, growing 40% and contributing $151 million, or 13% of total revenue in Q2. Revenue from Japan declined on a sequential basis in Q2, reflecting typical country-specific seasonality.
Total advertising revenue was $1.05 billion, an increase of 87%, or 85% on a constant currency basis. Data licensing and other revenue totaled $137 million, an increase of 13%, primarily driven by MoPub.
Operating income totaled $30 million, or 3% operating margin, compared to an operating loss of $274 million, or -40% operating margin for the same period in 2020. The year ago period includes a non-recurring expense of $150 million related to an ongoing FTC matter. We delivered net income of $66 million, net margin of 6%, and diluted EPS of $0.08.

Average monetizable DAU (mDAU) reached 206 million, up 11% year over year and up 7 million sequentially, driven by ongoing product improvements and global conversation around current events.

We continue to focus on making Twitter the best place for people to keep up with and discuss their interests. In Q2, we launched over 2,500 new Topics. People can now choose from more than 9,500 Topics across nine languages to stay up to date with what's happening on Twitter. We also improved our ability to quickly connect people to the best conversations about their interests by better leveraging onboarding signals and introducing interactive feedback on Topic Tweets in the Home timeline. As a result, 41% of new customers in supported languages now follow Topics during sign-up, averaging ~14 Topics each. Based on the increased retention we’ve seen from ongoing relevance improvements in the Home timeline since 2017, we believe that providing new customers with a more personalized timeline on Twitter can lead to significantly higher retention.

Conversations are also core to our service. Twitter is where people go to have real conversations about what's happening, and we’re working on ways for the people driving those conversations to earn money from audience support and engage their followers in a new way. In Q2, we announced Tip Jar, Ticketed Spaces, and Super Follows — features that will enable people to directly support creators through tipping and allow people to pay for access to exclusive live audio experiences with Ticketed Spaces and other exclusive content available via monthly subscription through Super Follows. We’ve also continued to rapidly ship improvements to Twitter Spaces in Q2, enabling all accounts with 600 or more followers to host a Space, creating more ways to find and drop into Spaces, improving live captions for accessibility, making Spaces available via mobile and desktop web, and providing support for co-hosts as well as the ability to schedule and set reminders for upcoming Spaces.

We continue to enhance the global conversation on Twitter with partnerships across entertainment, gaming, news, lifestyle, and sports, reflecting the engaging conversations and diverse communities on Twitter. In Q2, we announced a first-of-its-kind, real-time, official Billboard Chart, “The Billboard Hot Trending powered by Twitter,” an extension to our five-year partnership with the WNBA to celebrate the league’s historic 25th season, and revealed more about our NBC Olympics programming. We also partnered with the NFL on a multi-year extension, which will bring highlights of the games’ biggest moments to Twitter — all the touchdowns, leaping catches, incredible runs, and celebrations after they happen, from season Kickoff to Super Bowl — along with exclusive NFL content on Spaces. With more than 20 Spaces planned for the upcoming season, the NFL is the first sports league to partner with Twitter to offer sponsored Spaces, giving both brands and fans new opportunities to connect and engage with live NFL audio.

Health also continues to be a top priority, and an important part of our work is exploring how prompts can encourage healthier conversations on Twitter. Our systems now consider the nature of the relationship between the author and replier, including how often they interact, and better account for situations in which underrepresented communities may reclaim language. We’ve also improved our ability to more accurately detect strong language, including profanity, and created easier ways for people to let us know if they found the prompt helpful or relevant.

We’re also working to provide people with more context so they can make informed decisions about what they see and how they engage on Twitter. In Q2, for example, we took additional steps to better serve the climate conversation happening on Twitter. People can now follow the Climate Change Topic to find personalized conversations about climate change, including Tweets from environmental and sustainability organizations, environmental activists, and scientists.

Since the beginning of the COVID-19 pandemic, Twitter has played a critical role in keeping people connected and amplifying authoritative information from credible sources. In Q2, with the onset of the second wave of COVID-19 in India, Twitter emerged as a real-time lifeline as people turned to the service seeking and offering help to secure life-saving facilities, medicines, food, and credible information. To support the conversation, Twitter introduced a Home timeline prompt pointing people to vaccine-related updates and information from authoritative sources. Twitter also presented multiple state-specific Event Pages in the areas hardest hit by COVID-19 to provide credible regional updates and the latest Tweets from people asking for SOS resources, as well as those offering help.

We continued to improve our brand and direct response ad products with updated formats, measurement, and prediction. Revenue product improvements, strong sales execution, and a broad increase in advertiser demand contributed to 87% year-over-year growth in ad revenue in Q2.
We delivered $1.05 billion in ad revenue in Q2, an 87% increase, driven by better-than-expected performance across all major products and geographies.
We continued to build on our recent success in Direct Response (DR) with expanded offerings for Mobile Application Promotion (MAP) advertisers and small and medium-sized businesses (SMBs) in Q2. For MAP advertisers, we launched our playable ad pilot, designed to help mobile gaming advertisers acquire new customers via a full-screen, interactive ad that invites people to experience gameplay before installing the app. For SMBs, we launched our newly rebuilt Quick Promote offering, which offers expanded targeting across location, age, and gender, as well as redesigned workflows to reduce time to campaign launch and better overall performance with revenue per campaign up 26% vs. pre-launch performance(1).
We also made significant gains in age and location-based targeting for ads in Q2, including smarter defaults for geo ads and the launch of city targeting in our Ads Manager. We now have 175K new targetable city locations available, resulting in a more than 7x daily revenue increase from campaigns targeting cities post launch(2).

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(1) Results from a one month test comparing average revenue per campaign for advertisers who received the product updates vs. a control group who did not.
(2) Compares average daily spend for the 10 days prior to launch vs. average daily spend for the remainder of the quarter.

We’re also providing better ways for anyone with commercial intent to reach and monetize their audience on Twitter, which is a foundational part of our long-term SMB strategy. With the pilot of Professional Profiles in Q2, businesses, non-profits, publishers, and other professional creators can display engaging information about their brand, services, and offerings, creating a unique and clearly defined presence for the first time on Twitter.
Video continues to be an important focus area. To better meet the needs of advertisers who rely heavily on video completion rates, we launched a new prediction model to predict the likelihood that a viewer will watch a video to completion. We also introduced a new “15-second (15s) view” bidding unit, powered by this prediction model, that prioritizes engaged, long-form views. Early testing has shown that it drives Twitter’s highest video completion rates yet — with advertisers who used the 15s view bid unit seeing an 89% higher completion rate, at a 25% lower cost per completed view on average(3). We also expanded our @nielsen partnership to help advertisers plan and measure optimized video ad campaigns with real-time campaign data including incremental and deduplicated reach and frequency.
To support App Tracking Transparency (ATT), we issued prompts to 100% of iOS 14.5 or higher accounts that used the Twitter iOS application in Q2, and extended support for SKAdNetwork’s view-through attribution capabilities to our Mobile Measurement Partners (MMPs), allowing them to compare performance from opted-in versus opted-out audiences. Because many advertisers use MMP reporting to inform optimization and budget allocation decisions, these integrations allow advertisers to better measure and understand the value that Twitter delivers. Overall, our SkAdNetwork integration performed well — and while it is still too early to assess the long-term impact of Apple’s iOS 14.5 changes, the Q2 revenue impact associated with ATT was lower than expected.
We also introduced Twitter Blue in Q2 in Canada and Australia, Twitter’s first-ever consumer subscription offering. Twitter Blue allows our most passionate and engaged accounts to pay for exclusive features and perks that enhance and complement their existing Twitter experience. Today these features include the ability to better categorize and organize Bookmarks to more easily discover and access content; the ability to set a timer to Undo a Tweet before it goes live; and Reader Mode, which streamlines the reading experience for longer Tweet threads. We’ve been encouraged by the initial response and look forward to further innovating and growing this net-new revenue stream with additional features, geographic expansion, and other offerings as part of our revenue durability strategy.

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(3) Results from a 30 day external beta test in the US during Q2 2021. Numbers reflect the average results of 15s view bidding compared to the average of all legacy bid units during the same period.

Q2 2021 Financial and Operational Detail
Revenue
Total revenue was $1.19 billion in Q2, an increase of 74%, or 72% on a constant currency basis. Total US revenue was $653 million, an increase of 79%. Total international revenue was $537 million, an increase of 69%, or 64% on a constant currency basis. Japan remains our second largest market, growing 40% and contributing $151 million, or 13% of total revenue in Q2. Revenue from Japan declined on a sequential basis in Q2, reflecting typical country-specific seasonality.
Total advertising revenue was $1.05 billion, an increase of 87%, or 85% on a constant currency basis. Year-over-year growth in advertising revenue benefited from underperformance in Q2’20 due to the global pandemic and US civil unrest in the year ago period.
Key results:
•By region, US advertising revenue totaled $562 million, an increase of 98% compared to a year-over-year increase of 22% last quarter. International ad revenue was $491 million, up 76%, or 71% on a constant currency basis, compared to a year-over-year increase of 45% last quarter. We saw particular strength in the US and continued momentum across key markets around the world, driven by revenue product improvements, strong sales execution, and increased advertiser demand for digital ads in general.
•By advertiser objective, we saw exceptional momentum in brand, particularly in the US, with strong demand from advertisers looking to launch new products and services and connect with what’s happening on Twitter across a number of key verticals, including technology, auto, media & entertainment, and fashion. Our strong momentum in MAP and performance ads also continued in Q2. When McDonald’s launched their BTS Meal — a new celebrity signature menu item with music superstar band BTS — they activated it on Twitter. In Brazil, McDonald’s changed all MAP creatives to BTS, reaching McDonald’s lowest cost-per-install (CPI) ever on Twitter, 70% lower than target and ahead of other social media platforms.
•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Brands continued to launch new products and services on Twitter to enable unique engagement with their audience. For example, Ford turned to Twitter to announce its big move to electric vehicles. Their #F150 Lightning Reveal livestream drove 4.5 million live views and has accumulated over 1.15 billion impressions to date from conversations on Twitter.
•In Q2, we also saw strong contribution from our SMB customers, with accelerating double-digit revenue growth reflecting increased investments across sales and product with higher spend per advertiser. While relatively small as a share of revenue today, we believe small and mid-sized businesses remain a significant opportunity for Twitter.
Data licensing and other revenue totaled $137 million, an increase of 13%, led by double-digit growth in MoPub. We continue to expect mid-single digit growth in data licensing and other revenue in FY21 after a significant renewal cycle last year for many of our largest data licensing customers.
Advertising Metrics
Total ad engagements increased 32% due to our growing audience and increased demand for ads on a year-over-year basis.
Cost per engagement (CPE) increased 42%, primarily driven by like-for-like price increases across most ad formats due to the impact of COVID last year. As a reminder, CPE is an output of our ads auction process and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.

Expenses
Total costs and expenses (including cost of revenue and all operating expenses) grew to $1.16 billion in Q2, up 21%, driven by higher sales-related expenses, headcount growth, and infrastructure costs, partially offset by a $150 million non-recurring expense recorded in Q2 2020 related to an ongoing FTC matter.
By function:
•Cost of revenue grew 45% to $417 million, driven by revenue share, public cloud, and labor-related expenses.
•Research and development expenses grew 39% to $300 million, primarily due to higher personnel-related costs as we continue to focus investments in engineering, product, design, and research.
•Sales and marketing expenses grew 46% to $302 million, primarily due to higher sales commissions, personnel-related costs, and increased marketing expenses.
•General and administrative expenses decreased 43% to $141 million, primarily due to the year-over-year comparison to Q2’20 expenses, which included a $150 million non-recurring expense related to an ongoing FTC matter, partially offset by higher personnel-related costs and professional fees.
SBC expenses grew 34% to $178 million and were approximately 15% of total revenue. We ended Q2 with more than 6,600 employees worldwide, up 25% year over year.
Operating income was $30 million, or 3% operating margin, compared to an operating loss of $274 million, or -40% operating margin for the same period in 2020. The year ago period included a non-recurring expense of $150 million related to an ongoing FTC matter.
We delivered net income of $66 million in Q2, representing a net margin of 6% and diluted EPS of $0.08.
In Q2 2020, we recognized a deferred tax asset valuation allowance of $1.10 billion and a non-cash income tax expense based primarily on cumulative taxable losses driven primarily by COVID-19. As a result of the valuation allowance, we incurred a net loss of $1.38 billion in Q2 2020, representing a net margin of -202% and diluted EPS of ($1.75). Excluding the impact of the income tax expense due to the establishment of the valuation allowance, Q2 2020 adjusted net loss was $277 million, representing an adjusted net margin of -40% and adjusted diluted EPS of ($0.35).
Balance Sheet and Statement of Cash Flows
We ended the quarter with approximately $8.61 billion in cash, cash equivalents, and marketable securities, inclusive of net proceeds of $1.42 billion from our offering of convertible notes in March, which is intended to prefund the $954 million convertible senior notes due in September 2021 and provide for other general corporate purposes. Net cash provided by operating activities in the quarter was $382 million, an increase from $201 million in the same period last year. Capital expenditures totaled $276 million, compared to $162 million in the same period last year, driven by infrastructure investments in data center build-outs to support audience growth and product innovation. We reported adjusted free cash flow of $106 million, compared to adjusted free cash flow of $39 million in the same period last year.
We bought back a total of $334 million of stock during Q2 via our share repurchase program announced last year, bringing our total repurchase to $746 million to date. Our pace in future quarters may vary based on the operating environment, our capital needs, and market conditions.

Monetizable Daily Active Usage
Average mDAU was 206 million, an increase of 11%, primarily driven by ongoing product improvements and global conversation around current events. We grew US mDAU by 3% and international mDAU by 12%.
By region:
•Average US mDAU was 37 million for Q2, compared to 36 million in the same period of the previous year and 38 million in Q1. In the three years prior to COVID, reported quarter-over-quarter growth for US mDAU in the second quarter has ranged from up one million to down one million. Our performance this year is relatively consistent with this historical range, despite an atypical backdrop, which includes lighter news cycles in the US as well as the beginning of reopening across many communities, where consumer behavior likely hasn’t normalized. As a reminder, sequential growth for US mDAU in Q3 over the last four years has ranged from flat to up one million, suggesting US mDAU could be flat on a sequential basis in Q3’21. Longer-term, we remain confident in our ability to accelerate mDAU growth in both the US and international markets.
•Average international mDAU was 169 million for Q2, compared to 150 million in the same period of the previous year and 162 million in Q1.
Looking ahead, there is no change to our global mDAU outlook for the second half of 2021 — the significant pandemic-related surge we saw last year creates challenging comps and may lead to mDAU growth rates in the low double digits on a year-over-year basis in Q3, and Q4, with the low point of the year likely behind us in Q2.
Outlook
Given our execution and confidence in our strategy as we enter the second half of the year, we’re updating our outlook for expense growth and revenue. We now expect headcount, along with total costs and expenses, to grow 30% or more for the full year of 2021 with a focus on engineering and product. As you’d expect, incremental headcount investments in 2021 will flow into our annual expense base in 2022. We continue to expect total revenue to grow faster than expenses in 2021 -- assuming the global pandemic continues to improve and that we continue to see modest impact from the rollout of changes associated with iOS 14.5. How much faster will depend on various factors, including our execution on our direct response roadmap and macroeconomic factors.
For Q3’21:
•Total revenue is expected to be between $1.22 billion and $1.3 billion.
•GAAP operating income is expected to be between a loss of $50 million and break even.
For FY21:
•Stock-based compensation expense is expected to be approximately $600 million.
•Capital expenditures are expected to be between $900 million and $950 million.
Note that our outlook for Q3 and the full year 2021 reflects foreign exchange rates as of July 2021.
For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and the reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP below.
Appendix
Second Quarter 2021 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, July 22, 2021, at 3pm Pacific Time (6pm Eastern Time) to discuss financial results for the second quarter of 2021. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Third Quarter Earnings Release Details
Twitter expects to release financial results for the third quarter of 2021 on October 26, 2021, after market close. Twitter will host a conference call on the same day to discuss these financial results at 3pm Pacific Time (6pm Eastern Time).
About Twitter, Inc. (NYSE: TWTR)
Twitter (NYSE: TWTR) is what’s happening and what people are talking about right now. To learn more, visit about.twitter.com and follow @Twitter. Let’s talk.
A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.
The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the second quarter of 2021 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.
In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.
We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "going to," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, long-term targets and trends in our business and markets, growth rates, and strategies to improve financial and operating performance; the impact of the COVID-19 pandemic and the timing of recovery on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; the impact of the rollout of iOS 14.5 on Twitter’s business and operating results; Twitter’s anticipated strategies, and product and business plans, and its priorities, product initiatives, and product development plans, including, the expected benefits of brand and direct response ad format efforts, as well as Topics, Twitter Spaces, and various product changes related to health and safety; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, audience, and engagement (including, in each case, any potential impact of COVID-19), advertiser base and spending, and allocation of resources; and Twitter’s expectations regarding future capital expenditures, timing and amount of share repurchases, headcount growth and other expenses, including its SBC expenses. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations or fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income (loss) before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended June 30, 2021, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income (loss) before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non-recurring gain, if any; Twitter defines non-GAAP provision for (benefit from) income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time non recurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income (loss) per share is calculated by dividing non-GAAP net income (loss) by the non-GAAP diluted shares. When the convertible notes are dilutive, interest expense, net of tax, is added back to non-GAAP net income to calculate non-GAAP diluted net income per share. The non-GAAP diluted shares are GAAP diluted shares plus the potential additional common stock impact of the convertible senior notes that were anti-dilutive for the GAAP diluted share calculation. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision for (benefit from) income taxes, restructuring charges, and one-time non-recurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time non-recurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax provision from the establishment of a valuation allowance against the deferred tax assets in the three and six months ended June 30, 2020, and no other adjustments were made in the calculation of this measure. Adjusted net margin is calculated by dividing adjusted net income (loss) by GAAP revenue. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by the GAAP diluted shares. When the convertible notes are dilutive, interest expense, net of tax, is added back to adjusted net income to calculate adjusted diluted net income per share. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).
Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.
Twitter believes that revenues on a constant currency basis, non-GAAP income (loss) before income taxes, non-GAAP provision for (benefit from) income taxes, non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance.
Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income (loss), non-GAAP diluted net income (loss) per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges, or the effects of the tax provisions from the establishment of a valuation allowance against deferred tax assets described above, which are non-operating expenses.
In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$4,125,595	$1,988,429
Short-term investments	4,481,468	5,483,873
Accounts receivable, net	954,265	1,041,743
Prepaid expenses and other current assets	166,813	123,063
Total current assets	9,728,141	8,637,108
Property and equipment, net	1,884,790	1,493,794
Operating lease right-of-use assets	1,153,017	930,139
Intangible assets, net	57,513	58,338
Goodwill	1,325,200	1,312,346
Deferred tax assets, net	936,121	796,326
Other assets	238,443	151,039
Total assets	$15,323,225	$13,379,090
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$325,446	$194,281
Accrued and other current liabilities	775,102	663,532
Convertible notes, short-term	953,565	917,866
Operating lease liabilities, short-term	203,806	177,147
Total current liabilities	2,257,919	1,952,826
Convertible notes, long-term	3,554,847	1,875,878
Senior notes, long-term	693,491	692,994
Operating lease liabilities, long-term	1,026,006	819,748
Deferred and other long-term tax liabilities, net	40,791	31,463
Other long-term liabilities	34,043	36,099
Total liabilities	7,607,097	5,409,008
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,457,717	9,167,138
Treasury stock	(5,298)	(5,297)
Accumulated other comprehensive loss	(89,056)	(66,094)
Accumulated deficit	(647,239)	(1,125,669)
Total stockholders’ equity	7,716,128	7,970,082
Total liabilities and stockholders’ equity	$15,323,225	$13,379,090

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$1,190,427	$683,438	$2,226,445	$1,491,075
Costs and expenses
Cost of revenue	416,932	288,039	797,940	572,076
Research and development	299,859	215,806	550,568	416,194
Sales and marketing	301,902	207,286	536,494	428,573
General and administrative (1)	141,482	246,237	259,009	355,605
Total costs and expenses	1,160,175	957,368	2,144,011	1,772,448
Income (loss) from operations	30,252	(273,930)	82,434	(281,373)
Interest expense	(13,893)	(39,828)	(27,078)	(73,098)
Interest income	9,202	25,013	20,203	57,910
Other income (expense), net	55,739	(361)	55,745	(8,080)
Income (loss) before income taxes	81,300	(289,106)	131,304	(304,641)
Provision (benefit) for income taxes	15,651	1,088,899	(2,350)	1,081,760
Net income (loss)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Net income (loss) per share:
Basic	$0.08	$(1.75)	$0.17	$(1.77)
Diluted	$0.08	$(1.75)	$0.16	$(1.77)
Numerator used to compute net income (loss) per share:
Basic	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Diluted	$68,501	$(1,378,005)	$138,896	$(1,386,401)
Weighted-average shares used to compute net income (loss) per share:
Basic	796,472	785,909	795,992	783,303
Diluted	869,180	785,909	870,622	783,303

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150 million in general and administrative expenses in the consolidated statements of operations in the three and six months ended June 30, 2020.

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	134,812	123,837	265,864	244,486
Stock-based compensation expense	178,202	132,876	289,075	230,779
Amortization of discount on convertible notes	—	26,556	—	48,060
Bad debt expense	1,796	3,428	391	17,495
Deferred income taxes	856	(19,013)	(23,017)	(26,037)
Deferred tax assets valuation allowance establishment	—	1,101,374	—	1,101,374
Impairment (gain) on investments in privately-held companies	(51,894)	500	(51,894)	8,503
Other adjustments	(3,272)	3,240	1,467	(5,185)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	(100,328)	65,349	88,969	234,281
Prepaid expenses and other assets	36,469	9,209	(44,520)	2,957
Operating lease right-of-use assets	54,803	39,368	104,049	78,117
Accounts payable	27,626	(11,754)	2,818	(26,234)
Accrued and other liabilities	92,861	143,743	99,243	4,575
Operating lease liabilities	(55,613)	(39,692)	(93,948)	(78,987)
Net cash provided by operating activities	381,967	201,016	772,151	447,783
Cash flows from investing activities
Purchases of property and equipment	(279,195)	(164,416)	(460,376)	(287,083)
Proceeds from sales of property and equipment	3,002	2,282	4,837	3,905
Purchases of marketable securities	(794,866)	(1,889,234)	(2,165,696)	(3,122,764)
Proceeds from maturities of marketable securities	863,076	1,355,500	2,084,537	2,481,134
Proceeds from sales of marketable securities	25,191	136,416	1,092,794	858,669
Purchases of investments in privately-held companies	(630)	—	(31,497)	(1,339)
Investments in Finance Justice Fund	(12,500)	—	(22,700)	—
Business combinations, net of cash acquired	(14,559)	(19,505)	(22,937)	(34,285)
Other investing activities	700	—	(8,385)	(11,050)
Net cash provided by (used in) investing activities	(209,781)	(578,957)	470,577	(112,813)
Cash flows from financing activities
Proceeds from issuance of convertible notes	—	—	1,437,500	1,000,000
Purchases of convertible note hedges	—	—	(213,469)	—
Proceeds from issuance of warrants concurrent with note hedges	—	—	161,144	—
Debt issuance costs	—	—	(16,769)	(14,662)
Repurchases of common stock	(333,812)	—	(495,364)	—
Taxes paid related to net share settlement of equity awards	(4,928)	(2,925)	(15,497)	(14,618)
Payments of finance lease obligations	—	(6,490)	(565)	(16,456)
Proceeds from exercise of stock options	28	118	1,986	423
Proceeds from issuances of common stock under employee stock purchase plan	39,531	34,395	39,531	34,395
Net cash provided by (used in) financing activities	(299,181)	25,098	898,497	989,082
Net increase (decrease) in cash, cash equivalents and restricted cash	(126,995)	(352,843)	2,141,225	1,324,052
Foreign exchange effect on cash, cash equivalents and restricted cash	4,019	(3,830)	(3,999)	(15,778)
Cash, cash equivalents and restricted cash at beginning of period	4,271,478	3,492,613	2,011,276	1,827,666
Cash, cash equivalents and restricted cash at end of period	$4,148,502	$3,135,940	$4,148,502	$3,135,940
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$—	$—	$1,312
Changes in accrued property and equipment purchases	$81,227	$1,737	$138,257	$40,249
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$4,125,595	$3,112,454	$4,125,595	$3,112,454
Restricted cash included in prepaid expenses and other current assets	3,286	2,900	3,286	2,900
Restricted cash included in other assets	19,621	20,586	19,621	20,586
Total cash, cash equivalents and restricted cash	$4,148,502	$3,135,940	$4,148,502	$3,135,940

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Non-GAAP net income (loss):
Net income (loss) (1)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Exclude: Provision (benefit) for income taxes	15,651	1,088,899	(2,350)	1,081,760
Income (loss) before income taxes	81,300	(289,106)	131,304	(304,641)
Stock-based compensation expense	178,202	132,876	289,075	230,779
Amortization of acquired intangible assets	11,732	7,519	19,839	12,560
Non-cash interest expense related to convertible notes (2)	—	26,556	—	48,060
Impairment (gain) on investments in privately-held companies	(51,894)	500	(51,894)	8,503
Non-GAAP income (loss) before income taxes	219,340	(121,655)	388,324	(4,739)
Non-GAAP provision for income taxes (3)	44,821	1,118,723	72,594	1,148,231
Non-GAAP net income (loss)	$174,519	$(1,240,378)	$315,730	$(1,152,970)
Non-GAAP diluted net income (loss) per share:
Non-GAAP net income (loss)	$174,519	$(1,240,378)	$315,730	$(1,152,970)
Plus: interest expense on convertible notes, net of tax (4)	5,100	—	9,690	—
Numerator used to compute non-GAAP diluted net income (loss) per share	$179,619	$(1,240,378)	$325,420	$(1,152,970)
GAAP diluted shares (5)	869,180	785,909	870,622	783,303
Non-GAAP dilutive securities (6)	12,287	—	12,287	—
Non-GAAP diluted shares	881,467	785,909	882,909	783,303
Non-GAAP diluted net income (loss) per share	$0.20	$(1.58)	$0.37	$(1.47)
Adjusted EBITDA:
Net income (loss) (1)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Stock-based compensation expense	178,202	132,876	289,075	230,779
Depreciation and amortization expense	134,812	123,837	265,864	244,486
Interest and other expense (income), net	(51,048)	15,176	(48,870)	23,268
Provision (benefit) for income taxes	15,651	1,088,899	(2,350)	1,081,760
Adjusted EBITDA	$343,266	$(17,217)	$637,373	$193,892
Stock-based compensation expense by function:
Cost of revenue	$13,120	$8,996	$21,852	$14,752
Research and development	103,312	77,988	168,468	138,575
Sales and marketing	36,371	29,183	57,542	48,022
General and administrative	25,399	16,709	41,213	29,430
Total stock-based compensation expense	$178,202	$132,876	$289,075	$230,779
Amortization of acquired intangible assets by function:
Cost of revenue	$6,973	$7,519	$13,472	$12,560
Research and development	4,609	—	6,117	—
Sales and marketing	150	—	250	—
Total amortization of acquired intangible assets	$11,732	$7,519	$19,839	$12,560
Non-GAAP costs and expenses:
Total costs and expenses	$1,160,175	$957,368	$2,144,011	$1,772,448
Less: stock-based compensation expense	(178,202)	(132,876)	(289,075)	(230,779)
Less: amortization of acquired intangible assets	(11,732)	(7,519)	(19,839)	(12,560)
Total non-GAAP costs and expenses	$970,241	$816,973	$1,835,097	$1,529,109

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
(Continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Adjusted free cash flow:
Net cash provided by operating activities	$381,967	$201,016	$772,151	$447,783
Less: purchases of property and equipment	(279,195)	(164,416)	(460,376)	(287,083)
Plus: proceeds from sales of property and equipment	3,002	2,282	4,837	3,905
Adjusted free cash flow	$105,774	$38,882	$316,612	$164,605
Adjusted net income (loss):
Net income (loss) (1)	$65,649	$(1,378,005)	$133,654	$(1,386,401)
Exclude: provision for deferred tax assets valuation allowance (7)	—	1,101,374	—	1,101,374
Adjusted net income (loss)	$65,649	$(276,631)	$133,654	$(285,027)
Adjusted diluted net income (loss) per share:
Adjusted net income (loss)	$65,649	$(276,631)	$133,654	$(285,027)
Plus: interest expense on convertible notes, net of tax (8)	2,852	—	5,242	—
Numerator used to compute adjusted diluted net income (loss) per share	$68,501	$(276,631)	$138,896	$(285,027)
GAAP diluted shares	869,180	785,909	870,622	783,303
Adjusted diluted net income (loss) per share	$0.08	$(0.35)	$0.16	$(0.36)

(1) In July 2020, prior to our filing of our Form 10-Q for the second quarter of 2020, we received a draft complaint from the Federal Trade Commission and recorded $150 million in general and administrative expenses in the consolidated statements of operations in the three and six months ended June 30, 2020.

(2) The Company adopted the new accounting standard update to simplify the accounting for convertible debt on January 1, 2021 using the modified retrospective method. The adoption eliminates the non-cash interest expense related to the conversion features of the convertible notes beginning in the first quarter of 2021.

(3) The non-GAAP provision for income taxes for the three and six months ended June 30, 2020 includes a provision for income taxes of $1.11 billion related to the establishment of a valuation allowance against deferred tax assets.

(4) In the three and six months ended June 30, 2021, interest expense on the 2021 convertible notes, 2024 convertible notes, 2025 convertible notes, and 2026 convertible notes, net of any income tax effects, are added back to the numerator for purposes of the if-converted method used to calculate non-GAAP diluted net income per share upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021.

(5) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks, the convertible notes, and warrants. There is no dilutive effect of the common stock instruments, the convertible notes, or the related hedge and warrant transactions in the three and six months ended June 30, 2020 due to the GAAP net loss position. GAAP diluted shares in the three and six months ended June 30, 2021 reflect the dilutive effect of the 2024 convertible notes, 2025 convertible notes, and 2026 convertible notes upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021. In the three and six months ended June 30, 2021, the 2021 convertible notes were not included in the computation of GAAP diluted shares as the effect of including these shares in the calculation would have been anti-dilutive.

(6) In the three and six months ended June 30, 2021, the 2021 convertible notes were included in the computation of Non-GAAP diluted shares as the effect of including these shares in the calculation is dilutive.

(7) The provision for deferred tax assets valuation allowance in the three and six months ended June 30, 2020 is related to the establishment of a valuation allowance against deferred tax assets.
(8) In the three and six months ended June 30, 2021, interest expense on the 2024 convertible notes, 2025 convertible notes and 2026 convertible notes, net of any income tax effects, are added back to the numerator for purposes of the if-converted method used to calculate adjusted diluted net income per share upon adoption of the new accounting standard update to simplify the accounting for convertible debt as of January 1, 2021.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect (1):
Revenue	$1,190	$683	$2,226	$1,491
Foreign exchange effect on 2021 revenue using 2020 rates	(15)		(26)
Revenue excluding foreign exchange effect	$1,175		$2,200
Revenue year-over-year change percent	74%		49%
Revenue excluding foreign exchange effect year-over-year change percent	72%		48%

Advertising revenue	$1,053	$562	$1,952	$1,244
Foreign exchange effect on 2021 advertising revenue using 2020 rates	(15)		(26)
Advertising revenue excluding foreign exchange effect	$1,038		$1,926
Advertising revenue year-over-year change percent	87%		57%
Advertising revenue excluding foreign exchange effect year-over-year change percent	85%		55%

Data licensing and other revenue	$137	$121	$274	$247
Foreign exchange effect on 2021 data licensing and other revenue using 2020 rates	—		—
Data licensing and other revenue excluding foreign exchange effect	$137		$274
Data licensing and other revenue year-over-year change percent	13%		11%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	13%		11%

International revenue	$537	$319	$1,017	$658
Foreign exchange effect on 2021 international revenue using 2020 rates	(15)		(26)
International revenue excluding foreign exchange effect	$522		$991
International revenue year-over-year change percent	69%		55%
International revenue excluding foreign exchange effect year-over-year change percent	64%		51%

International advertising revenue	$491	$279	$926	$579
Foreign exchange effect on 2021 international advertising revenue using 2020 rates	(15)		(26)
International advertising revenue excluding foreign exchange effect	$476		$900
International advertising revenue year-over-year change percent	76%		60%
International advertising revenue excluding foreign exchange effect year-over-year change percent	71%		55%

(1) The sum of individual amounts may not always equal total amounts indicated due to rounding.